Exhibit 3.127

AMENDED & RESTATED

CERTIFICATE OF FORMATION

OF

CIVF I-NJ1B02, LLC

Pursuant to that certain Certificate of Formation, dated October 26, 2004, and filed with the Secretary of State of Delaware on October 26, 2004, and filed with Secretary of State of Delaware on October 26, 2004, CIVF I-NJ1B02, LLC (the “LLC”) was organized as a Delaware limited liability company. The member of the LLC desired to make certain amendments pursuant to Section 18-208 to the Certificate of Formation of the LLC and, in connection there with, the amended and restated, in its entirety, the Certificate of Formation of the LLC. For this purpose, the LLC hereby amends and restates, in its entirety, the Certificate of Formation of CIVF I-NJ1B02, as follows:

FIRST: The name of the limited liability company formed hereby is: CIVF I-NJ1B02, LLC

SECOND: The address of the registered office of the LLC in the State of Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

THIRD: The name and address of the registered agent for service of process on the LLC in the State of Delaware is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

FOURTH: CABOT INDUSTRIAL VALUE FUND, L.P., is the sole member of the LLC.

IN WITNESS WHEREOF, the undersigned has duly executed this Amended and Restated Certificate of Formation as of October 29, 2004.

By:	/s/ Patrick V. Ryan
Patrick V. Ryan
Authorized Person